EXECUTION


                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-10

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                        dated May 22, 1996
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.           New York, New York
Three Executive Campus                       As of May 26, 1998
Cherry Hill, NJ 08002


     Lehman Brothers Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-10 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-10 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

     Section 1. The Mortgage Pools: The Series 1998-10 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools ("Pool 1" and "Pool 2," respectively, and each a "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of May 1, 1998 (the "Cut-off Date"):

          (a)  Aggregate Principal Amount of Pool 1:
     $503,088,608.29 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 1 will be not less than $475,000,000 or greater than $525,000,000.

          (b)  Aggregate Principal Amount of Pool 2:
     $151,098,842.19 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 2 will be not less than $142,500,000 or greater than $157,500,000.

          (c) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pools shall be between


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     20 and 30 years, in the case of Pool 1, and 10 and 15 years, in the case of Pool 2.

     Section 2. The Certificates: The Offered Certificates shall be issued as follows:

          (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):


  Class               Principal      Interest      Class Purchase
  -----                Balance         Rate       Price Percentage
                       -------         ----       ----------------

Class 1-A1        $100,043,000.00      6.65%         99.062500%
Class 1-A2          35,000,000.00      6.50          99.062500
Class 1-A3          28,530,000.00      6.40          99.062500
Class 1-A4               (1)           6.75          99.062500
Class 1-A5         192,900,000.00      7.00          99.062500
Class 1-A6          23,050,000.00      7.00          99.062500
Class 1-A7          13,148,000.00      7.00          99.062500
Class 1-A8           1,140,000.00      7.00          99.062500
Class 1-A9           8,528,000.00      0.00          99.062500
Class 1-A10         79,991,000.00      6.75          99.062500
Class 1-R                  100.00      6.75          99.062500
Class 1-RL                 100.00      6.75          99.062500
Class 2-A1          31,765,000.00      6.50          99.843800
Class 2-A2          29,935,000.00      6.50          99.843800
Class 2-A3          53,635,000.00      6.50          99.843800
Class 2-A4             800,000.00      6.50          99.843800
Class 2-A5           1,400,000.00      6.50          99.843800
Class 2-A6          20,150,000.00      6.50          99.843800
Class 2-A7           9,315,000.00      6.50          99.843800
Class 2-R                  100.00      6.50          99.843800

----------------

(1) The Class 1-A4 Certificates shall be issued with an initial notional principal balance of $4,257,748.15, subject to the variance described above.

          (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

          Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, May 28, 1998 (the "Closing Date").

          Section 4. Required Ratings: The Offered Certificates, other than the Class 1-A4 and Class 1-A9 Certificates, shall have received Required Ratings of at least "AAA" from each of Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and the Class 1-A4 and Class 1-A9 Certificates shall each have received Required Ratings of at least "AAA" from Fitch and "AAAr" by S&P.


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     Section 5.  Tax Treatment: One or more elections will be
made to treat the assets of each Trust Fund as a REMIC.



                           * * * * * * *


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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.



                                    Very truly yours,

                                    LEHMAN BROTHERS INC.

                                    By: ________________________
                                    Name:
                                    Title:



The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.


By: ______________________________
    Name:
    Title: